Jorden Burt
1025 Thomas Jefferson Street, N.W.                       777 Brickell Avenue
Suite 400 East                                                     Suite 500
Washington, D.C.                                        Miami, FL 33131-2803
(202) 965-8100                                                 (305)371-2600
Fax: (202) 965-8104                                       Fax: (305)372-9928

                                                     175 Powder Forest Drive
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                                                     Simsbury, CT 06089-9658
                                                               (860)392-5000
                                                          Fax: (860)392-5058








                            [FORM OF OPINION LETTER]


                                December __, 2003


Orchard Series Fund
8515 E. Orchard Road
Greenwood Village, Colorado 80111

Maxim Series Fund, Inc.
8515 E. Orchard Road
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

         You have requested our opinion as to the Federal income tax consequences of the following transactions (the "Reorganization"):

         (i) the proposed acquisition of all of the assets of the Orchard Series Fund ("Orchard") DJIASM Index Fund by the Maxim Series Fund, Inc. ("Maxim") S&P 500(R) Index Portfolio;

         (ii) the proposed acquisition of all of the assets of the Orchard S&P 500 Index(R)Fund by Maxim S&P Index 500(R)Portfolio;

         (iii) the proposed acquisition of all of the assets of the Orchard Nasdaq 100 Index(R) Fund by the Maxim S& P 500 Index(R) Portfolio; and

         (iv) the proposed acquisition of all of the assets of the Orchard Index 600 Fund by the Maxim Index 600 Portfolio.

         DEFINED TERMS

         Acquired Funds. Hereinafter, (i) the Orchard DJIASM Index Fund, (ii) the Orchard S&P 500 Index(R) Fund, (iii) the Orchard Nasdaq-100 Index(R) Portfolio, and (iv) the Orchard Index 600 Fund, are referred to collectively as the "Acquired Funds."

         Acquiring Portfolios. Hereinafter, (i) the Maxim S&P 500 Index(R) Portfolio and (ii) the Maxim Index 600 Portfolio are referred to collectively as the "Acquiring Portfolios."

         Corresponding Acquired Funds. Hereinafter, (i) the Orchard DJIASM Index Fund, the Orchard S&P 500 Index(R) Fund, and the Orchard Nasdaq-100 Index(R) Fund are each referred to as a "Corresponding Acquired Fund" with respect to the Maxim S&P 500 Index(R) Portfolio; and (ii) the Orchard Index 600 Fund is referred to as the "Corresponding Acquired Fund" with respect to the Maxim Index 600 Portfolio.

         Corresponding Acquiring Portfolios. Hereinafter, (i) the Maxim S&P 500 Index(R) Portfolio is referred to as the "Corresponding Acquiring Portfolio" with respect to the Orchard DJIASM Index Fund, the Orchard S&P 500 Index(R) Fund, and the Orchard Nasdaq-100 Index(R) Fund; and (ii) the Maxim Index 600 Portfolio is referred to as the "Corresponding Acquiring Portfolio" with respect to the Orchard Index 600 Fund.

         BACKGROUND

         Each transaction will take place pursuant to an Agreement and Plan of Reorganization dated _______________(the "Plan") adopted on behalf of the Acquired Funds by Orchard and on behalf of the Acquiring Portfolios by Maxim. Orchard is a Delaware statutory trust; Maxim is a Maryland corporation. Both Orchard and Maxim are organized as a Series company and each is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management investment company. Each Acquired Fund, and each Acquiring Portfolio, is treated as a corporation for federal income tax purposes. This opinion is being delivered pursuant to Section 8(j) of the Plan. Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Plan.

         We have examined and are familiar with such documents, records and other instruments relating to the Reorganization and the parties thereto as we have deemed appropriate for purposes of this opinion letter, including the Plan and the Registration Statement filed on December ___, 2003, with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Reorganization (the "Registration Statement").

         In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering this opinion, we have also relied upon the representations contained in the Officer's Certificates (the "Certificates") provided to us by Orchard and Maxim.

         If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinions are based on (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service ("IRS")) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the laws or regulations, any or all of the individual opinions expressed herein may become inapplicable.

         This opinion is intended solely for delivery to Orchard, on behalf of the Acquired Funds, Maxim on behalf of the Acquiring Portfolios, and their applicable shareholders. Only Orchard and Maxim, the Acquired Funds, the Acquiring Portfolios, and their applicable shareholders may rely on this opinion. We specifically disclaim any obligation to update or supplement this opinion to reflect any change in the law or IRS position with respect to the issues addressed herein.

         ASSUMPTIONS

         1. Orchard is a statutory trust organized and in good standing under Delaware law and Maxim is a corporation organized and in good standing under Maryland law and each is an open-end management investment company operating as a series funds under the 1940 Act.

         2. Each Acquired Fund has been a regulated investment company ("RIC") under Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

         3. Each Acquiring Portfolio has been a RIC within the meaning of
Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

         4. The Trustees of Orchard, on behalf of the Acquired Funds, and the Board of Directors of Maxim, on behalf of the Acquiring Portfolios, have determined, for valid business reasons, that it is advisable to combine the assets of each Acquired Fund into the Corresponding Acquiring Portfolio, and both the Trustees and the Board of Directors have adopted the Plan, subject to, among other things, approval by the shareholders of each Acquired Fund.

         5. For the taxable year ending on the Closing Date, each Acquired Fund shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains to the close of business on the Closing Date. Such dividends shall be automatically reinvested in additional shares of each Acquired Fund.

         6. On the Closing Date, each Acquired Fund shall transfer all of its assets to the Corresponding Acquiring Portfolio in exchange for which the Corresponding Acquiring Portfolio shall simultaneously issue to the Corresponding Acquired Fund, shares of the Corresponding Acquiring Portfolio (including any fractional share rounded to the nearest one-thousandth of a share) equal in aggregate value to the net asset value of the Corresponding Acquired Fund.

         7. Immediately following the Closing, each Acquired Fund shall distribute to each holder of its outstanding shares the number of shares of the Corresponding Acquiring Portfolio (including any fractional share rounded to the nearest one-thousandth of a share) as shall have an aggregate value equal to the aggregate value of the shares of the Corresponding Acquired Fund (including any fractional share rounded to the nearest one-thousandth of a share) which were owned by such shareholder immediately prior to the Closing Date, such values to be determined by the net asset values per share of the Corresponding Acquired Fund and the Corresponding Acquiring Portfolio on the Closing Date, in exchange for and in cancellation of the shareholder's shares of the Corresponding Acquired Fund.

         8. The distribution to the shareholders of each Acquired Fund shall be accomplished by establishing an account on the share records of the Corresponding Acquiring Portfolio in the name of each registered shareholder of the Corresponding Acquired Fund, and crediting that account with a number of shares of the Corresponding Acquiring Portfolio determined pursuant to the preceding paragraph. As a result of these transfers, the shareholders of the Corresponding Acquired Fund will cease to own shares of the Corresponding Acquired Fund and will instead own shares of the Corresponding Acquiring Portfolio having an aggregate net asset value equal to all the shares of the Corresponding Acquired Fund on the Closing Date.

         9. Following the completion of the distributions described in the preceding paragraph, each Acquired Fund shall terminate.

         10. The only shareholders of record of the shares of each Acquired Fund and each Acquiring Portfolio are: (i) separate accounts of insurance companies, which hold such shares as underlying investments for variable annuity or variable life insurance contracts issued by such insurance companies, and (ii) qualified plans. The owners of the variable annuity or variable life insurance contracts ("Contract Owners") have instructed the insurance companies, pursuant to the terms of their contracts, to allocate a portion of the value of such contracts to the sub-accounts of such insurance company separate accounts that invest in the shares of the Acquired Funds or the Acquiring Portfolios.

         OPINIONS

         Based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

         1. The Reorganization will constitute a reorganization within the meaning of section 368(a)(1) of the Code with respect to each Acquired Fund and its Corresponding Acquiring Portfolio;

         2. No gain or loss will be recognized by any of the Acquired Funds or the Corresponding Acquiring Portfolios upon the transfer of all the assets of each Acquired Fund to its Corresponding Acquiring Portfolio solely in exchange for shares of the Corresponding Acquiring Portfolio or upon the distribution of the shares of any Acquiring Portfolio to the holders of shares of the Corresponding Acquired Fund solely in exchange for all of their shares of the Acquired Fund;

         3. No gain or loss will be recognized by shareholders of any of the Acquired Funds upon the exchange of shares of such Acquired Fund solely for shares of the Corresponding Acquiring Portfolio;

         4. The holding period and tax basis of the shares of each Acquiring Portfolio received by each holder of shares of the Corresponding Acquired Fund pursuant to the Reorganization will be the same as the holding period and tax basis of shares of the Acquired Fund held by the shareholder (provided the shares of the Acquired Fund were held as a capital asset on the date of the Reorganization) immediately prior to the Reorganization; and

         5. The holding period and tax basis of the assets of each of the Acquired Funds acquired by the Corresponding Acquiring Portfolio will be the same as the holding period and tax basis of those assets to each of the Acquired Funds immediately prior to the Reorganization.

         We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above. We express our opinion herein only for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Plan to the Acquired Funds, the Acquiring Portfolios and the shareholders of the Acquired Funds on their receipt of the shares of the Corresponding Acquiring Portfolios in exchange for their shares of the Acquired Funds pursuant to the Plan. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

         As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, IRS Rulings and case law, which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion. Further, this opinion is not binding on the IRS or any court that could ultimately determine the taxation of the items referred to herein, nor can any assurances be given that the IRS will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of Orchard or Maxim or the respective shareholders.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to the use of our name therein.

                                                     Very truly yours,



                                                     Jorden Burt LLP





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